Filed in the Office of	Business Number C1509-1965
Barbara K. Cegavske (signature)	Filing Number 20190347609
Secretary of State State Of Nevada	Filed On 12/12/2019 8:28:00 AM
	Number of Pages 6

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: DGSE Companies, Inc Entity or Nevada Business Identification Number (NVID): NV19651001398
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	[X] Certificate to Accompany Restated Articles or Amended and Restated Articles [ ] Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. [X] Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	[ ] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) [ ] incorporators [ ] board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	[X] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 19,700,467 for 190,385 Against 89,834 Abstain
	[ ] Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: Jurisdiction of formation: Changes to takes the following effect: [ ] The entity name has been amended. [ ] Dissolution [ ] The purpose of the entity has been amended. [ ] Merger [ ] The authorized shares have been amended. [ ] Conversion [ ] Other: (specify changes) * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☒ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☒ Articles have been added. ☒ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) Name changed to Envela Corporation (new Art. I); continued on addl page (attach additional page(s) if necessary)
6. Signature: (Required)	X [signature] Chief Financial Officer Signature of Officer or Authorized Signer Title X Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

DGSE Companies, Inc.
Certificate to Accompany Amended and Restated Articles

Section 5 (continued):

The articles have been amended as follows:

New Articles Added: Purposes and Powers streamlined (Art. II); Five million shares of Preferred Stock with $0.01 par authorized, and stock ranking/rights clarified (Art. III); Director and Officer liability limited (Art. IV); Indemnification defined (Art. V).

Previous Articles Deleted: Second (principal office); Fifth (initial directors list); Sixth (assessment; moved into new Art. III); Seventh (incorporators); Eighth (existence duration); Ninth (revised and addressed in new Art. VI); Tenth (shareholder meetings); Eleventh (shareholder preemptive rights; revised and addressed in new Art. III); Thirteenth (amending articles; revised and addressed in new Art. VI); Fourteenth (director/officer liability; revised and addressed in new Art. IV).

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
DGSE COMPANIES, INC.

ARTICLE I
NAME

The Name of this corporation is Envela Corporation, (the "Corporation")

ARTICLE II
PURPOSES AND POWERS

The purpose for which the Corporation is organized is to engage in any lawful activity except banking and insurance operations.

ARTICLE III
CAPITAL STOCK

3.1. Authorized Capital Stock. The amount of the total authorized capital of the Corporation shall consist of sixty million (60,000,000) shares of Common Stock with a par value of $.01 per share and five million (5,000,000) shares of Preferred Stock with par value of $.01 per share.

3.2. Preferred Stock. The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (hereinafter called "Directors' Resolution").

3.3. Common Stock. Except as otherwise required by law, the Articles of Incorporation or as otherwise provided in any Board of Directors' Resolution, all shares of Common Stock shall be identical and the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

3.4. Relative Ranking of Common Stock. The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Board of Directors' Resolution or Resolutions.

3.5. Assessment of Shares. The capital stock of the Corporation, after the amount of the consideration for the issuance of shares, as determined by the Board of Directors, has been paid,

is not subject to assessment to pay the debts of the Corporation, and no stock issued as fully paid up may ever be assessed, and the Articles of Incorporation cannot be amended in this respect.

3.6. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE IV
DIRECTORS' AND OFFICERS' LIABILITY

Without limiting the limitation of liability of directors and officers provided by NRS 78.138(7), as amended, a director or officer of the Corporation shall not be individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in the person's capacity as a director or officer unless it is proven that: (1) the act or failure to act constituted a breach of the person's fiduciary duties as a director or officer and (2) the breach of those duties involved intentional misconduct, fraud or knowing violation of law.

ARTICLE V
INDEMNITY

To the fullest extent permitted under the laws of the State of Nevada, every person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (in each instance, an "Indemnified Person"), shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnified Person in connection therewith.

Such right of indemnification shall be a contract right which may be enforced in any manner desired by the Indemnified Person. The expenses of the Indemnified Person incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action suit or proceeding, upon receipt of an undertaking by or on behalf of the Indemnified Person to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such the Indemnified Person may have or hereafter acquire, and, without limiting the generality of such statement, the Indemnified Person shall be entitled to his rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as the Indemnified Person's rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted under the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any Indemnified Person against any liability asserted against the Indemnified Person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such Indemnified Person. The indemnification provided in this Article shall continue as to an Indemnified Person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such Indemnified Person.

ARTICLE VI
AMENDMENTS

Except as otherwise provided herein, the Board of Directors is authorized to amend, alter, restate, change, rescind or repeal any provision contained in these Amended and Restated Articles of Incorporation or the Corporation's bylaws, in the manner now or hereafter prescribed by statute or by these Amended and Restated Articles of Incorporation or said bylaws.

[End of document]